EXHIBIT 99
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Press Release
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                                                       Contact:  Candace Leatham
Sussex Bancorp                                         Senior VP/Treasurer
399 Route 23                                            (973) 827-2914
Franklin, NJ 07416


                            SUSSEX BANCORP ANNOUNCES
                              THIRD QUARTER RESULTS

     FRANKLIN, NEW JERSEY -October 17, 2002 - Sussex Bancorp (AMEX "SBB") announced today that for the third quarter ended September 30, 2002, the Company earned net income of $287,000, an increase over net income of $174,000 for the third quarter of 2001. Basic earnings per share outstanding were $0.17 and $0.11 for the two periods. Diluted earnings per share were $.0.17 and $0.10 for the two periods. Weighted average number of basic shares outstanding were 1,660,931 for 2002 and 1,652,244 for 2001. Weighted average number of diluted shares were 1,736,231 for 2002 and 1,671,890 for 2001.

     The Company's net interest income increased to $1,929,000 for the quarter ended September 30, 2002 from $1,443,000 for the third quarter of 2001. While the Company's interest income declined to $2.8 million for the current quarter from $2.9 million for the year ago quarter, the Company's interest expense decreased to $884,000 for the quarter ended September 30, 2002 from $1,462,000 for the third quarter of 2001. The reduction in interest income and expense reflects reduced market rates of interest. The Company's total deposits increased to $190.5 million at September 30, 2002 from $174.8 million at September 30, 2001. At September 30, 2002 the Company had total assets of $226.3 million, compared to total assets of $198 million at September 30, 2001. The loan loss provision for the third quarter was $75,000 compared with $63,000 for the same period last year.

     For the nine months ended September 30, 2002, the Company earned net income of $849,000, an increase of $225,000 from the $624,000 earned for the same period last year. Basic earnings per share for the nine months ended were $.51 for 2002 and $.38 for 2001. Diluted earnings per share for the nine months ended were $.49 for 2002 and $0.38 for 2001. Weighted average basic shares outstanding were 1,658,184 and 1,638,504. Weighted average diluted shares were 1,732,593 and 1,656,435. The Company's net interest income for the nine months ended September 30, 2002 increased to $5,408,000 from $4,387,000 for the nine months ended September. Total interest income declined to $8.1 million for the current nine months from $8.8 million for the nine months ended September 30, 2001, while interest expense declined to $2.7 million for the current nine month period from $4.4 million for the nine months ended September 30, 2001

     The Company also experienced increases in non-interest income over both the current quarter and year to date periods compared to 2001. The Company reported non interest income of $794,000 and $2,391,000 for the current three and nine month periods, respectively, compared to non-interest income of $334,000 and $928,000 for the three and nine month periods ending September 30, 2001. The increase primarily reflects the Company's acquisition of Tri-State Insurance Agency, Inc. in October 2001. For the three and nine month periods ending September 30, 2002, $414,000 and $1,276,000 of the non-interest income represents commission income from Tri-State.


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     The Company's total non-interest expense for the three and nine month periods increased to $2,248,000 and $6,375,000, respectively, from $1,472,000 and $4,245,000 for the comparable periods of 2001. The largest components of the Company's non-interest expense were compensation expense $1,245,000 and $3,474,000 for the three and nine month periods. Of the Company's total non-interest expense, the operations of Tri-State Insurance Agency accounted for $378,000 and $1,132,000 in non-interest expense for the three and nine month periods, respectively.

     Sussex Bancorp also announced that its Board of Directors declared a cash dividend of $.07 per share, payable on November 25, 2002 to shareholders of record as of November 4, 2002.

     Sussex Bancorp is the holding company for the Sussex Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, and for the Tri-State Insurance Company, Inc., a full service insurance agency located in Sussex County, New Jersey.





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